Exhibit (h)(4)
GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC
Notification of Undertaking To Reimburse
Certain Fund Expenses
     NOTIFICATION made as of December 1, 2011 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Adviser”), to GMO SERIES TRUST, a Massachusetts business trust (the “Trust”).
WITNESSETH:
     WHEREAS, the Adviser has organized the Trust to serve primarily as an investment vehicle for certain eligible retirement plans; and
     WHEREAS, the Adviser believes it would benefit from a high sales volume of shares of the Trust in that such a volume would maximize the Adviser’s fee as investment adviser to each series of the Trust constituting a separate investment portfolio set forth on Exhibit A attached hereto (each a “Fund” and, collectively, the “Funds”); and
     WHEREAS, pursuant to an Administration Agreement between the Trust and the Adviser, the Adviser has agreed to bear the expenses of certain services provided to the Funds; and
     WHEREAS, the Adviser also intends to reimburse the Funds for certain other Fund expenses so as to reduce or eliminate certain costs that might otherwise be borne by shareholders of the Funds and to enhance the returns generated by shareholders of the Funds.
     NOW, THEREFORE, the Adviser hereby notifies the Trust that the Adviser shall, as set forth below, reimburse a portion of the expenses of the Funds through the date designated by the Adviser in this Notification (the “Reimbursement Date”) (and any subsequent periods as may be designated by the Adviser by notice to the Trust).
     The Adviser will reimburse each Fund for all expenses other than “Excluded Fees and Expenses” (as defined below).
     As used in this Notification, Excluded Fees and Expenses are: administration fees, subtransfer agent/recordkeeping payments (whether paid pursuant to the Trust’s Rule 12b-1 Plan or otherwise), expenses indirectly incurred by investment in other Funds managed by the Adviser, fees and expenses of the independent trustees of the Trust and their independent counsel, compensation and expenses of Trust officers and agents who are not affiliated with the Adviser, brokerage commissions, securities lending fees and expenses, interest expense, transfer taxes, and other investment-related costs (including expenses associated with investments in any company that is an investment company (including an exchange-traded fund) or would be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), but for the exceptions to the definition of investment company provided in Sections 3(c)(1) and

3(c)(7) of the 1940 Act), hedging transaction fees, and extraordinary, non-recurring and certain other unusual expenses (including taxes).
     For the avoidance of doubt, this undertaking does not require the Adviser to reimburse any Fund for expenses that the Adviser is already contractually obligated to bear pursuant to the Administration Agreement between the Trust and the Adviser.
     The Reimbursement Date for each Fund is January 1, 2013, and may be extended by the Adviser at its discretion.
     In providing this Notification, the Adviser understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of each Fund’s or class’s net asset value.
     Please be advised that all previous notifications by the Adviser with respect to fee waivers and/or expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

     IN WITNESS WHEREOF, the Adviser has executed this Notification of Undertaking to Reimburse Certain Fund Expenses on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By: Name:	/s/ J.B. Kittredge J.B. Kittredge
Title:	General Counsel
Reviewed by: JH
     This Agreement is executed on behalf of GMO by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of State of The Commonwealth of Massachusetts.

Exhibit A
GMO U.S. Core Equity Series Fund
GMO Quality Series Fund
GMO U.S. Intrinsic Value Series Fund
GMO U.S. Growth Series Fund
GMO International Core Equity Series Fund
GMO International Large/Mid Cap Value Series Fund
GMO International Growth Equity Series Fund
GMO Developed World Stock Series Fund
GMO Foreign Series Fund
GMO Emerging Countries Series Fund
GMO Core Plus Bond Series Fund
GMO International Bond Series Fund
GMO Emerging Country Debt Series Fund
GMO U.S. Equity Allocation Series Fund
GMO International Equity Allocation Series Fund
GMO Global Equity Allocation Series Fund
GMO Global Asset Allocation Series Fund
GMO Benchmark-Free Allocation Series Fund